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Exhibit 1.(b)


September 5, 1995


                   Establishment of Separate Account No. 200
                   -----------------------------------------



     Pursuant to the authority granted to me by Resolution Nos. 21-69 and B57-91, adopted by the Board of Directors of The Equitable Life Assurance Society of the United States, I hereby establish Separate Account No. 200 (the "Separate Account") as a funding medium for the retirement plans and trusts of the American Dental Association Members Program, the assets of the Separate Account to be invested at all times primarily in shares of a mutual fund selected by a committee of the Separate Account. Furthermore, pursuant to the authority granted to me by the above-mentioned Resolutions, I hereby authorize the creation of a committee of the Separate Account, the members of which will be designated by the Trustees of the American Dental Association Members Retirement Trust and the Trustees of the American Dental Association Members Pooled Trust for Retirement Plans, such committee to have the powers set forth in Resolution No. B57-91.


                                              /s/ Peter D. Noris
                                              ---------------------------------
                                              Peter D. Noris
                                              Executive Vice President
                                               and Chief Investment Officer